Southridge Updates Activities – Quitman County Ethanol Plant

DALLAS, TX -- (MARKET WIRE) -- November 17, 2006 – Southridge Enterprises Inc. (OTCBB:SORD) (the “Company”) is pleased to provide an update on its activities in Mississippi. The Company is on pace with outfitting its 76,000 square foot plant facility in Quitman County, Mississippi in order to commence the production of ethanol in 2007. The Company met with a very gracious Quitman County Economic Development Board this week to discuss the project and found the Board to be extremely encouraging and supportive. Among other things, the Company was told that it would be eligible for a 10-year municipal tax exemption and it was offered the use of County equipment and manpower to assist with site clean-up and preparation. Mr. Alex Smid, the Company’s President, states “We are again delighted with the cooperative business environment that is evident in Quitman County. The assistance that we are receiving is a clear recognition of the symbiotic relationship that is being created. What is good for the Company will also be good for the people of Quitman County; both by the considerable employment that we will provide, and by the multiplier effect that the added employment income will create as it circulates throughout the local economy. This is a win-win situation, and we look forward to a long and mutually rewarding relationship.”

About Southridge Enterprises, Inc.

Southridge Enterprises is a renewable energy company with a mission to become a significant contributor to ethanol production in the southeastern region of the United States. The Company is focusing its efforts in an area which offers abundant supplies of corn, superior transportation infrastructure and expedited permitting processes. The Company is acquiring and developing ethanol production facilities and anticipates start-up of the first phase of these operations in 2007. Southridge Enterprises is headquartered in Dallas, Texas. For more information, please visit our website: www.southridgeethanol.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, successfully equipping the Quitman County plant for the production of ethanol, and the startup of production of in 2007, if at all.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage company in the alternative energy industry, its products and the entry into new markets for such products. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's current and periodic reports filed from time to time with the Securities and Exchange Commission.

On behalf of the Board of Directors,

Southridge Enterprises Inc.

Alex Smid, President and Director

Tel: 877-729-3835

www.southridgeethanol.com